                                                                    Exhibit 99.3

                             SUMMARY INFORMATION

     This summary highlights the information contained elsewhere in this report. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire report and the documents to which we refer you. You should read the following summary together with the more detailed information and historical and pro forma financial information, including the notes relating to that information, appearing elsewhere in this report. For convenience, throughout this report, the words "ResCare," "we," "us," "our" or similar words refer to Res-Care, Inc., and all of its subsidiaries except where the context otherwise requires.

                                  OUR COMPANY

     Founded in 1974, we are the nation's largest private provider of residential, training, educational and support services to populations with special needs, including persons with developmental and other disabilities and at-risk and troubled youths. At June 30, 2001, we provided services to approximately 26,500 persons with special needs in 32 states, Washington, D.C., Canada and Puerto Rico. We believe that we provide high quality services on a more cost effective basis than traditional state-run programs. We are a leading provider of services for special needs populations because of our proven programs, operating procedures, financial resources, economies of scale and experience working with special needs populations and governmental agencies. We have two reportable operating segments: our Division for Persons with Disabilities, or DPD, and our Division for Youth Services, or DYS. For the twelve months ended June 30, 2001, we derived approximately 83% of our total revenues directly from state programs or agencies and approximately 15% directly from the U.S. Departments of Labor and the Interior. For the twelve months ended June 30, 2001, we had revenues of $882.3 million, EBITDAR of $88.8 million and EBITDA of $62.0 million (as these terms are defined in note 2 of our "Summary Consolidated Financial Information").

                                  OUR INDUSTRY

     The markets for services for special needs populations in the United States are large, growing, highly fragmented and backed by powerful advocacy groups. Providing services for special needs populations that we serve constitutes a $65.6 billion market, of which $25.6 billion is funding for mental retardation or other developmental disabilities, or MR/DD, services according to a July 2000 study by the Department of Disability and Human Development of the University of Illinois at Chicago ("State of the States Report"), and approximately $40.0 billion is funding for youth services according to data from the National Center for Education Statistics and the National Association of State Budget Officers. We believe that we are well positioned to benefit from favorable demographics and positive current industry trends. We expect our industry to experience strong growth rates due to the following:

     - Pressure to Reduce Waiting Lists: The Arc, a national organization and advocacy group for persons with MR/DD, estimated that in 1997 individuals with MR/DD on waiting lists for placements in one or more residential, day/vocational or other community-based service programs were seeking approximately 218,000 placements. Many states have received court orders requiring them to address long waiting lists. As a result, many states are allocating incremental funding to provide for group home placements or for new programs like periodic/in-home services.

     - Increased Medicaid Funding: MR/DD services are funded mainly by state Medicaid programs, for which funding has increased at an inflation-adjusted average annual rate of approximately 11% over the last two decades, according to the State of the States Report. By the end of 2001, we expect reimbursement rates in the states in which we provide MR/DD services to have increased at an average annualized rate of approximately 3%.

     - Privatization Trend: State and local government agencies have historically provided MR/DD and youth services. However, in recent years, there has been a trend throughout the United States toward privatization of service delivery functions for special needs populations as governments at all levels face continuing pressure to control costs and improve the quality of programs. For example, the State of the States Report indicates that the percentage of individuals with MR/DD receiving residential services in state-run institutions declined from approximately 51.5% in 1977 to approximately 12.7% in 1998.

     - Strong Potential Demand for Services for Persons with
       Disabilities: Estimates of the number of individuals in the United States with some form of MR/DD range from 3.2 million, according to the State of the States Report, to 7.5 million, according to The Arc. However, the State of the States Report estimates that only approximately 416,000 persons with MR/DD live in staffed facilities or supported-living settings. The report estimates that approximately 1.9 million persons with MR/DD live with family caregivers, and 25% of these family caregivers are parents aged 60 or older. When family caregivers are no longer capable of providing for their dependents with MR/ DD, states must provide these services for them.

     - Vocal Advocacy Groups: The rise of advocacy groups, often led by the parents or guardians of individuals with MR/DD along with social workers and civil rights lawyers, has resulted in long-term trends toward an increasing emphasis on training and education as well as an increase in community-based settings for residential services, all designed to promote a higher quality of life and greater independence.

     - Legislation and Litigation Promoting Increased Community-Based
       Living: In June 1999, the U.S. Supreme Court, in Olmstead v. L.C., held that states must provide individuals with MR/DD the choice to be placed in community-based settings when deemed appropriate by medical professionals and placement can be reasonably completed within state budgets. We believe that this ruling will accelerate the transfer of the nation's approximately 45,000 people currently residing in state institutional facilities to community-based settings.

     - Expanding Job Corps Program: The federal Job Corps program, which is currently funded at $1.5 billion per year, has grown significantly since its inception in 1964. The program provides training for approximately 70,000 students each year at 119 centers throughout the United States and Puerto Rico and is projected by the U.S. Department of Labor, or DOL, to increase to 123 centers over the next two years. In addition, federal funding for this program has never been reduced since its inception. The U.S. Bureau of the Census forecasts that the juvenile population will grow by 8% between 1995 and 2015. The U.S. Bureau of the Census estimates that 20% of the approximately 70 million children under the age of 18 in the United States currently live in households under the poverty level.

                                  OUR BUSINESS

     We provide an array of services in residential and non-residential settings for adults and youths with MR/DD and disabilities caused by acquired brain injury and for youths who have special educational or support needs, are from disadvantaged backgrounds or have severe emotional disorders.

DISABILITIES SERVICES

     We are the nation's largest private provider of services for individuals with MR/DD. At June 30, 2001, we served more than 17,000 individuals in 29 states, Washington, D.C. and Canada. We base our programs predominantly on individual habilitation plans designed to encourage greater independence and development of daily living skills through individualized support and training. We design these programs to offer individuals specialized support not generally available in larger state institutions and traditional long-term care facilities such as nursing homes. We provide our services mainly in community-based group homes and, to a lesser extent, in other facilities run by us and in the homes of individuals with MR/DD.

At June 30, 2001, approximately 94% of our disabilities services clients resided in community settings, either in our group homes or in their own family homes. As of that date, we served approximately 4,800 clients in their family homes. In each of our programs, services are administered by our employees and contractors, such as qualified mental retardation professionals, service coordinators, physicians, psychologists, therapists, social workers and other direct service staff. We staff our group homes and other facilities 24 hours a day, seven days per week and provide social, functional and vocational skills training, supported employment and emotional and psychological counseling or therapy as needed for each individual. We also provide respite, therapeutic and other services on an as-needed or hourly basis through our periodic/in-home services programs. Because most of our clients with MR/DD require services over their entire lives and many states have extensive waiting lists of people requiring services, we have consistently experienced occupancy rates of at least 97% since 1996.

     We derive our disabilities services revenues primarily from state government agencies under the Medicaid reimbursement system and from management contracts with private operators, generally not-for-profit providers, who contract with state government agencies and are also reimbursed under the Medicaid system. Medicaid is a partnership between the federal and state governments, whereby the federal government matches a percentage of the expenditures made by a given state. Each state uses some of these Medicaid funds to provide services to its MR/DD population. For the twelve months ended June 30, 2001, we generated revenues of $690.1 million, EBITDAR of $96.6 million, and EBITDA of $73.5 million in DPD, before general corporate expenses.

YOUTH SERVICES

 JOB CORPS PROGRAM

     We are the nation's second largest operator of Job Corps centers with 15 centers serving approximately 6,900 students, or about 15.3% of total Job Corps enrollees as of June 30, 2001. Founded in 1964, the federal Job Corps program is funded and administered by the U.S. Department of Labor and provides educational and vocational skills training, health care, employment counseling and other support necessary to enable disadvantaged individuals to obtain employment. These programs operate 24 hours a day, seven days a week at 119 centers throughout the United States and Puerto Rico and offer vocational training to meet job opportunities in a given region. Approximately 70% of Job Corps centers are privately operated, and a Job Corps contract term is generally five years, including renewals. Under our Job Corps contracts, we are reimbursed for all facility and program costs related to Job Corps center operations and allowable indirect costs for general and administrative expenses, plus a prenegotiated management fee, normally a fixed percentage of facility and program expense. For the twelve months ended June 30, 2001, we generated revenues of $132.0 million, EBITDAR of $14.6 million and EBITDA of $14.4 million in our Job Corps program, before general corporate expenses.

 OTHER YOUTH SERVICES PROGRAMS

     We are among the nation's largest private providers of services to disadvantaged or at-risk youths, serving approximately 2,300 youths in 11 states, Washington, D.C. and Puerto Rico as of June 30, 2001. Our youth programs are designed to provide consistent, high quality and cost-effective education and treatment to address the needs of the various segments of the special needs, at-risk and troubled youth population. Our programs include secure detention centers, residential treatment programs, emergency shelters, charter schools, alternative schools and foster care programs designed to address the specific needs of at-risk and troubled youths. For the twelve months ended June 30, 2001, these programs generated revenues of $60.2 million, EBITDAR of $7.0 million and EBITDA of $4.4 million, before general corporate expenses.

                             COMPETITIVE STRENGTHS

     We believe that we are well positioned to take advantage of industry trends and that our strong competitive position is attributable to a number of factors, including the following:

 MARKET LEADING POSITION

     We are the nation's largest private provider of services to populations with special needs. At June 30, 2001, we provided services to approximately 26,500 persons with special needs in 32 states, Washington, D.C., Canada and Puerto Rico. Based on revenues, we are currently three times the size of our nearest for-profit competitor in disabilities services. We are also the second largest Job Corps program operator. Our market leading position is strengthened by the following:

     - Close, long-standing relationships with state and local agencies as well as advocacy groups, and an understanding of various state and federal regulations and reimbursement and billing systems;

     - A compelling value proposition to our customers resulting from our corporate mission and supported by our economies of scale;

     - Significant barriers to entry, which we have overcome by our size, geographic scope, operating infrastructure and our long term relationships with government agencies;

     - Our proactive implementation of a comprehensive compliance program, which we believe is the first such program in our industry; and

     - Best in Class 2000, our internal quality management system, which we are making available to state agencies and other small providers as a model quality management system for the industry.

 RECURRING AND STABLE REVENUES

     Our revenues are recurring and stable for the following reasons:

     - We estimate that the average age of our clients with MR/DD is 40 years. Individuals with MR/ DD generally require our services for their entire lives and have a life expectancy of approximately 70 years;

     - Our clients with MR/DD rarely lose their Medicaid eligibility (although clients need to requalify on a periodic basis) and their length of stay with us is measured in years, rather than months;

     - We have consistently experienced occupancy rates of at least 97% since 1996 as a result of strong demand for disabilities services due to long state waiting lists;

     - We are reimbursed for our services by Medicaid agencies and other government entities in 32 states, as well as by the Department of Labor and Department of the Interior, therefore mitigating our reimbursement exposure to any one payor;

     - Medicaid funding for disabilities services has risen at an inflation-adjusted average annual rate of approximately 11% per year from 1977 to 1998; and

     - The length of our Job Corps contracts currently averages five years.

 ESTABLISHED RELATIONSHIPS WITH GOVERNMENTAL AGENCIES AND ADVOCACY GROUPS

     We maintain strong relationships with state and local governments and have developed a reputation as a high quality service provider capable of efficiently transitioning large numbers of individuals with MR/ DD off waiting lists or from state institutions and into group homes or other community-based settings. We believe that our experience and corporate resources enable us to service this incremental business more successfully than smaller disabilities services providers. We also have the infrastructure and expertise to accommodate individuals with MR/DD in their family homes. We are working with advocates and others to develop funding and find placements for individuals with MR/DD on state-compiled waiting lists, as well as to enhance the funding available for existing clients.

 QUALITY SERVICES PROVIDER

     Our size enables us to draw upon the significant experience of our operations and apply best practices throughout all of our facilities, thereby improving the quality of our operations. We have spent years developing quality assurance systems that can address the particular challenges in providing supports to individuals in the community and in scattered settings. Best In Class 2000 is our quality management system that establishes the fundamental expectations we have of our employees and our operations. Best in Class 2000 defines best-practice standards to ensure that we provide high quality services. We have begun to offer Best In Class 2000 to state agencies and other small providers with which we work as a model for their quality assurance programs. The quality of our disabilities services operations is evident in our low level of deficiencies compared to national averages in facilities subject to Medicaid survey. We have served the federal Job Corps program since 1976 and won the National Job Corps Association Member of the Year award, which is given to the highest quality operator in the program, in two of the last three years. We believe that our size also enables us to execute our employee training and development programs effectively and efficiently.

 EXPERIENCED MANAGEMENT TEAM

     Our management team has successfully developed us into the leading independent provider of services to special needs populations. Our senior management team of seven executives, led by President and CEO Ronald G. Geary, has over a century of combined health care experience and 73 years of experience working with people with special needs. Under Mr. Geary's leadership, we have grown revenues at a compounded annual growth rate of approximately 30% from $65 million in 1990 to approximately $866 million in 2000 principally due to acquisitions and internal growth. The presidents of our DPD and DYS operating divisions have 22 and 28 years of experience in their respective fields. In addition to our senior leadership, our senior operations personnel have a broad range of health care experience. We believe that our management team has excellent depth and breadth and a strong ability to adapt to changing market conditions.

                               BUSINESS STRATEGY

     Our strategy is to enhance our leading, established market position and to increase revenue and cash flow by capitalizing on our position as the largest provider of residential, training, educational and support services to populations with special needs. Our business strategy focuses on the pursuit of the following key initiatives:

 ADD NEW GROUP HOMES TO REGIONAL CLUSTERS

     Our current growth strategy is primarily to add new group homes to our regional clusters where we have existing infrastructure and where Medicaid rates are attractive, and to selectively pursue other opportunities to provide services. We plan to achieve this goal, in part, by leveraging our relationships with various government agencies. According to The Arc, in 1997 individuals with MR/DD on waiting lists for placements in one or more residential, day/vocational or other community-based service programs were seeking approximately 218,000 placements. We are working with advocates and others to develop funding and find placements for these individuals, as well as to enhance the funding available for individuals with MR/DD.

 INCREASE REVENUES THROUGH EXPANSION OF SERVICES

     We plan to continue to build upon our market leadership position as a provider of disabilities services and of training and support services for disadvantaged youths and other special needs populations by expanding the services that we provide to our clients. In particular, we are focused on growing our periodic/in-home services and our Job Corps and other youth services programs.

     - Periodic/In-Home Services. We began our periodic/in-home services to individuals with MR/DD in 1997 and serve approximately 4,800 individuals today. We believe this represents a significant avenue for growth that leverages our existing infrastructure. In addition, these services provide stable margins and require limited capital, providing favorable returns to us. Periodic services are disabilities services provided in the family homes of clients with MR/DD and, as such, require minimal capital investment. We believe that these services are in high demand from family caregivers and in some cases are used as an interim measure by state governments to provide relief to these families. According to a customer satisfaction survey we had conducted by an independent surveyor, recipients of our periodic services expressed a high degree of satisfaction.

     - Job Corps and Other Youth Services Programs. We will continue to pursue Job Corps and other youth services program contracts as they are put out for bid by the U.S. Department of Labor and various states. We believe that these opportunities are favorable to our business because of the stable reimbursement and low capital investment.

 IMPROVE OPERATIONAL EFFICIENCIES AND REDUCE COSTS

     We are continually focused on improving operations in order to both reduce costs and improve quality. We are leveraging new technologies into tangible operating efficiencies, improved accounts receivable collection and cost-effective operations. Currently, we are implementing both an accounts receivable tracking and billing system, as well as a time and attendance information system.

     - Accounts Receivable Tracking and Billing System. We have largely completed the installation of the system and have converted 84% of our historical information. This system enables us to streamline the billing process by automatically populating required data fields, removing many manual steps required to properly send bills and therefore improve the timing and collection of accounts receivable. We believe that this system will enable us to produce complete and accurate bills on a more timely and more frequent basis and thereby reduce our days sales outstanding and improve cash flow.

     - Time and Attendance System. The challenge of monitoring our approximately 30,000 full-time and part-time employees as well as vacation, overtime and temporary labor costs prompted us to find an appropriate time and attendance system. We have begun testing such a system and plan to install it during the next 16 months. We believe that this system will enable us to more efficiently staff our facilities and reduce unnecessary overtime and temporary staffing.

     - Increased Accountability at Core Office Level. In anticipation of the implementation of our new information systems, we have created and implemented new labor/hour tracking procedures that enable core office administrators to monitor direct service hours on a weekly basis. We believe these tracking procedures aided in the stabilization and slight reduction in total labor hours and costs we experienced in the second quarter of 2001. In addition, by improving the oversight of the accounts receivables procedures at the local level, we reduced days sales outstanding from 66 days at June 30, 2000 to 64 days at June 30, 2001, representing increased cash flow of nearly $5 million.

                              RECENT DEVELOPMENTS

     On September 10, 2001, we entered into a commitment letter with National City Bank to provide us with an $80.0 million revolving credit facility (including a $50.0 million letter of credit sublimit). We expect to complete a definitive credit agreement relating to this facility so as to replace our existing credit facility in November 2001. We expect the termination of our existing credit facility, if completed, to result in an extraordinary loss, net of tax, of approximately $1.4 million.

RECENT UNAUDITED FINANCIAL RESULTS

     On October 31, 2001 we reported that revenues for the third quarter of 2001 increased to $224.8 million compared with $218.2 million for the year-earlier period. Earnings before interest, taxes, depreciation, amortization, facility rent and special charges (EBITDAR) for the third quarter of 2001 was $23.6 million compared with $24.5 million for the year-earlier period, and earnings before interest, taxes, depreciation, amortization and special charges (EBITDA) for the third quarter of 2001 was $15.8 million compared with $18.5 million for the year-earlier period. In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 which, effective January 1, 2002, will require that goodwill no longer be amortized, but instead be tested for impairment annually. For the third quarter of 2001, amortization of goodwill approximated $2.0 million.

     Net income for the third quarter of 2001 was $3.5 million, compared with net income of $3.1 million for the year-earlier period. EBITDAR, EBITDA and operating income for the third quarter of 2001 included a bequest to one of our operations, offset by a discretionary contribution made to one of our pension plans, resulting in a net increase to EBITDAR, EBITDA and operating income of approximately $0.6 million. Excluding a restructuring charge, net income for the year-earlier period amounted to $4.0 million. As of September 30, 2001, net accounts receivable were $157.8 million, with net days sales outstanding of 64 days.

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          SEPTEMBER 30              SEPTEMBER 30
                                                     -----------------------   -----------------------
                                                        2000         2001         2000         2001
                                                     ----------   ----------   ----------   ----------
                                                                        (Unaudited)
                                                      (In thousands, except share and per share data)
STATEMENT OF INCOME DATA:
Revenues...........................................   $218,246     $224,759     $642,484     $665,529
Facility and program expenses......................    192,632      201,684      564,097      599,604
                                                      --------     --------     --------     --------
Facility and program contribution..................     25,614       23,075       78,387       65,925
Operating expenses:
     Corporate general and administrative..........      7,079        8,182       20,572       23,723
     Depreciation and amortization.................      5,642        5,186       16,635       16,038
     Special charges...............................      1,673           --        3,670        1,729
     Other (income) expense........................         66         (924)         304         (834)
                                                      --------     --------     --------     --------
Total operating expenses, net......................     14,460       12,444       41,181       40,656
                                                      --------     --------     --------     --------
Operating income...................................     11,154       10,631       37,206       25,269
Interest, net......................................      5,926        4,383       16,932       14,187
                                                      --------     --------     --------     --------
Income before income taxes.........................      5,228        6,248       20,274       11,082
Income tax expense.................................      2,169        2,718        8,413        4,821
                                                      --------     --------     --------     --------
Net income.........................................   $  3,059     $  3,530     $ 11,861     $  6,261
                                                      ========     ========     ========     ========

                                                              SEPTEMBER 30,
                                                                  2001
                                                              -------------
BALANCE SHEET DATA:
ASSETS
Cash and cash equivalents...................................    $  9,107
Accounts and notes receivable, net..........................     157,749
Other current assets........................................      27,850
                                                                --------
     Total current assets...................................     194,706
                                                                --------
Property and equipment, net.................................      62,109
Excess of acquisition cost over net assets acquired, net....     210,864
Other assets................................................      34,088
                                                                --------
     Total assets...........................................    $501,767
                                                                ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities.........................................    $105,778
Other long-term liabilities.................................       7,084
Long-term debt..............................................     204,190
Shareholders' equity........................................     184,715
                                                                --------
     Total liabilities and shareholders' equity.............    $501,767
                                                                ========

                                                      THREE MONTHS ENDED    NINE MONTHS ENDED
                                                         SEPTEMBER 30         SEPTEMBER 30
                                                      ------------------   -------------------
                                                       2000       2001       2000       2001
                                                      -------   --------   --------   --------
CASH FLOW DATA:
Cash provided by operating activities...............  $15,205   $ 12,955   $ 15,493   $  7,639
Cash flows from investing activities:
  Purchases of property and equipment...............   (3,531)    (3,588)   (18,381)    (7,044)
  Acquisitions of businesses........................     (305)        --     (2,307)        --
  Proceeds from sales of assets.....................       --      3,663      2,042     25,629
                                                      -------   --------   --------   --------
     Cash provided by (used in) investing
       activities...................................   (3,836)        75    (18,646)    18,585
                                                      -------   --------   --------   --------
Cash flows from financing activities:
  Net (repayments) borrowings of long-term debt.....   (4,335)   (12,263)    12,556    (50,862)
  Proceeds received from exercise of stock
     options........................................       --         88        520        330
                                                      -------   --------   --------   --------
     Cash (used in) provided by financing
       activities...................................   (4,335)   (12,175)    13,076    (50,532)
                                                      -------   --------   --------   --------
Increase (decrease) in cash and cash equivalents....  $ 7,034   $    855   $  9,923   $(24,308)
                                                      =======   ========   ========   ========

                                  THE NOTES


Issuer........................   Res-Care, Inc.

Notes Offered.................   $150,000,000 aggregate principal amount of
                                 Senior Notes to be placed pursuant to Rule
                                 144A.

Maturity......................   7 years.

Optional Redemption...........   Non-callable for 4 years.

Equity Clawback...............   Up to 35% of principal with proceeds of
                                 qualified equity offerings.

Change of Control.............   Investor put at 101% of principal plus accrued
                                 and unpaid interest.

Restrictive Covenants.........   Standard high yield.

Use of Proceeds...............   Repay certain indebtedness and general
                                 corporate purposes.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following summary consolidated financial information should be read in conjunction with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this report and our prior filings of periodic reports.

     Some of the summary consolidated financial information for and as of each of the years ended December 31, 1998, 1999 and 2000 set forth below have been derived from our audited consolidated financial statements. Some of the summary consolidated financial information for and as of the six months ended June 30, 2001 and 2000, and the twelve months ended June 30, 2001 set forth below have been derived from our unaudited condensed consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

     In June 1999, we completed a merger with PeopleServe, Inc., which was accounted for as a pooling-of-interests. Accordingly, the summary consolidated financial information has been restated for all periods presented to include the financial condition and results of operations of PeopleServe. Statistical information included in "Operating Data" for years prior to the merger has not been restated to reflect the operations of PeopleServe.

     The summary pro forma and as adjusted consolidated financial information reflect our sale of $150 million principal amount of notes and the application of the estimated net proceeds therefrom. The pro forma and as adjusted financial data are not necessarily indicative of the operating results that actually would have occurred if the offering had been effective on the dates indicated, nor are they necessarily indicative of future operating results.

                                                                                                            TWELVE
                                                                                     SIX MONTHS ENDED       MONTHS
                                                      YEAR ENDED DECEMBER 31,            JUNE 30,            ENDED
                                                   ------------------------------   -------------------    JUNE 30,
                                                     1998       1999       2000       2000       2001        2001
                                                   --------   --------   --------   --------   --------   -----------
                                                       (Dollars in thousands)           (Unaudited)       (Unaudited)
STATEMENT OF INCOME DATA:
Revenues.........................................  $702,914   $824,479   $865,796   $424,238   $440,770    $882,328
Facility and program expenses....................   604,760    716,469    763,576    371,465    397,920     790,031
                                                   --------   --------   --------   --------   --------    --------
Facility and program contribution................    98,154    108,010    102,220     52,773     42,850      92,297
Operating expenses:
    Corporate general and administrative.........    27,590     27,726     28,111     13,493     15,541      30,159
    Depreciation and amortization................    18,561     21,107     22,308     10,993     10,851      22,166
    Special charges (1)..........................        --     20,498      4,149      1,997      1,729       3,881
    Other (income) expenses......................      (307)        40        270        239         90         121
                                                   --------   --------   --------   --------   --------    --------
Total operating expenses, net....................    45,844     69,371     54,838     26,722     28,211      56,327
                                                   --------   --------   --------   --------   --------    --------
Operating income.................................    52,310     38,639     47,382     26,051     14,639      35,970
Interest, net....................................    13,894     18,750     22,559     11,005      9,804      21,358
                                                   --------   --------   --------   --------   --------    --------
Income from continuing operations before income
  taxes..........................................    38,416     19,889     24,823     15,046      4,835      14,612
Income tax expense...............................    15,484     10,153     10,647      6,244      2,103       6,506
                                                   --------   --------   --------   --------   --------    --------
Income from continuing operations................    22,932      9,736     14,176      8,802      2,732       8,106
Gain from sale of unconsolidated affiliate, net
  of tax.........................................        --        534         --         --         --          --
Cumulative effect of accounting change, net of
  tax............................................        --     (3,932)        --         --         --          --
                                                   --------   --------   --------   --------   --------    --------
Net income.......................................  $ 22,932   $  6,338   $ 14,176   $  8,802   $  2,732    $  8,106
                                                   ========   ========   ========   ========   ========    ========

                                                                                                            TWELVE
                                                                                     SIX MONTHS ENDED       MONTHS
                                                      YEAR ENDED DECEMBER 31,            JUNE 30,            ENDED
                                                   ------------------------------   -------------------    JUNE 30,
                                                     1998       1999       2000       2000       2001        2001
                                                   --------   --------   --------   --------   --------   -----------
                                                       (Dollars in thousands)           (Unaudited)       (Unaudited)
OTHER STATEMENT OF INCOME DATA:
EBITDAR (2)......................................  $ 92,655   $106,043   $ 98,975   $ 51,729   $ 41,547    $ 88,793
EBITDAR margin (2)...............................     13.2%      12.9%      11.4%      12.2%       9.4%       10.1%
EBITDA (2).......................................  $ 70,871   $ 80,244   $ 73,839   $ 39,041   $ 27,219    $ 62,017
EBITDA margin (2)................................     10.1%       9.7%       8.5%       9.2%       6.2%        7.0%
Depreciation and amortization....................  $ 18,561   $ 21,107   $ 22,308   $ 10,993   $ 10,851    $ 22,166
Facility rent (3)................................    21,784     25,799     25,136     12,688     14,328      26,776
Maintenance capital expenditures (4).............    10,734     12,166      9,322      4,202      3,211       8,331

OPERATING DATA:
Number of facilities.............................     1,379      2,350      2,400      2,400      2,400       2,400
Disabilities Services Segment:
    Total revenue................................  $570,626   $654,553   $680,629   $334,003   $343,475    $690,101
    Persons served...............................    11,952     15,927     16,561     16,820     17,320      17,320
    Capacity utilized............................     97.4%      98.2%      97.9%      98.0%      97.9%       97.9%
Youth Services Segment:
    Total revenue................................  $132,288   $169,926   $185,167   $ 90,235   $ 97,295    $192,227
    Persons served...............................     8,395      8,340      9,410      8,448      9,186       9,186
    Capacity utilized............................     97.9%      82.2%      96.4%      90.7%      93.8%       93.8%

SELECTED HISTORICAL RATIOS: (2)(5)(6)(7)
Ratio of EBITDAR to interest and facility rent...      2.5x       2.3x       2.0x       2.1x       1.7x        1.8x
Ratio of EBITDA to interest expense..............      4.6x       4.0x       3.1x       3.4x       2.5x        2.7x
Ratio of total adjusted debt to EBITDAR..........      4.7x       4.7x       4.8x         --         --        5.0x
Ratio of total debt to EBITDA....................      3.7x       3.6x       3.7x         --         --        3.8x
Percentage of total debt to total
  capitalization.................................     62.6%      64.1%      60.5%      64.1%      56.3%       56.3%
Ratio of earnings to fixed charges...............      2.7x       1.7x       1.8x       2.0x       1.3x        1.5x

SELECTED PRO FORMA RATIOS: (2)(5)(6)
Ratio of EBITDAR to interest and facility rent...        --         --         --         --         --        1.7x
Ratio of EBITDA to interest expense..............        --         --         --         --         --        2.4x
Ratio of total adjusted net debt to EBITDAR......        --         --         --         --         --        5.0x
Ratio of total net debt to EBITDA................        --         --         --         --         --        3.7x
Percentage of total net debt to total
  capitalization.................................        --         --         --         --         --       49.8%

                                                                                                  JUNE 30, 2001
                                                                     DECEMBER 31,              --------------------
                                                           --------------------------------                   AS
                                                             1998        1999        2000       ACTUAL     ADJUSTED
                                                           --------    --------    --------    --------    --------
                                                                (Dollars in thousands)             (Unaudited)
BALANCE SHEET DATA:
Working capital..........................................  $ 75,486    $102,141    $122,305    $ 95,144    $151,076
Total assets.............................................   493,793     523,131     536,106     497,359     542,232
Total debt, including capital leases.....................   258,762     291,713     272,277     233,753     276,202
Total adjusted debt (5)..................................   433,034     498,105     473,365     463,001     490,410
Shareholders' equity.....................................   154,587     163,384     178,123     181,097     182,554
Days sales outstanding...................................        60          62          59          64          64

---------------

(1) Special charges for the year ended December 31, 2000 include the following:
    (1) a charge of $1.8 million ($1.1 million net of tax, or $0.04 per share) related to the write-off of costs associated with the terminated management-led buyout, (2) a charge of $1.7 million ($1.0 million net of tax, or $0.04 per share) related to our 2000 restructuring plan and (3) a charge of $0.6 million for the settlement of a lawsuit. Special charges for the six months ended June 30, 2001 include a charge of approximately $1.6 million ($0.9 million net of tax, or $0.04 per share) for costs associated with the exit from Tennessee. Special charges for the six months ended June 30, 2000 include the charge related to the terminated management-led buyout. Special charges for 1999 include the charge of $20.5 million ($13.7 million net of tax, or $0.55 per share) recorded in connection with the PeopleServe merger.

(2) EBITDA is defined as earnings from continuing operations before depreciation and amortization, net interest expense, income taxes and special charges. EBITDAR is defined as EBITDA before facility rent. EBITDA margin and EBITDAR margin are defined as EBITDA and EBITDAR, respectively, divided by total revenues. EBITDA and EBITDAR are commonly used as analytical indicators within the health care industry, and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States, and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and EBITDAR are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies.

(3) Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale and leaseback transactions.

(4) Maintenance capital expenditures represent purchases of fixed assets excluding land, buildings and acquisitions of businesses.

(5) Total adjusted debt is defined as total debt plus annual facility rent times a multiple of eight.

(6) Total net debt is defined as total debt net of cash and cash equivalents. Total adjusted net debt is defined as total adjusted debt net of cash and cash equivalents.

(7) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and amortization of capitalized debt issuance costs.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2001, on an actual basis and as adjusted to give effect to the offering and the anticipated application of the estimated net proceeds. You should read this table in conjunction with the consolidated financial statements and the related notes to the consolidated financial statements included in this report. See "Unaudited Pro Forma Consolidated Financial Data", "Selected Consolidated Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                    JUNE 30, 2001
                                                                    -------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------   -------------
                                                              (Unaudited, in thousands)
Cash and cash equivalents...................................   $  8,252       $ 47,625
                                                               ========       ========
Total debt (including current maturities):
  Revolving credit facility.................................   $ 93,697       $     --
  Obligations under capital leases..........................      8,151          8,151
       % Senior Notes due 2008 offered hereby...............         --        150,000
  6% Convertible subordinated notes due 2004................    107,763         97,909
  5.9% Convertible subordinated notes due 2005..............     19,613         15,613
  Other debt................................................      4,529          4,529
                                                               --------       --------
       Total debt...........................................    233,753        276,202
                                                               --------       --------
Shareholders' equity:
  Common stock..............................................     47,856         47,856
  Additional paid-in capital................................     29,158         29,158
  Retained earnings.........................................    104,083        105,540
                                                               --------       --------
       Total shareholders' equity...........................    181,097        182,554
                                                               --------       --------
       Total capitalization.................................   $414,850       $458,756
                                                               ========       ========

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following unaudited pro forma condensed consolidated financial information is based on our historical consolidated financial statements included elsewhere in this report, adjusted to give pro forma effect to the following, which we collectively referred to as the "transactions": (1) the issuance of the notes, (2) the repayment of amounts outstanding under our existing credit facility and (3) the redemption of $14.0 million in face value of our convertible subordinated notes.

     The unaudited pro forma condensed consolidated balance sheet data as of June 30, 2001 gives effect to the transactions as if they had occurred on June 30, 2001. The unaudited pro forma consolidated statements of income data for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the transactions as if they had occurred at the beginning of the respective periods. The unaudited pro forma condensed adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial condition would actually have been had the transactions occurred on such dates, nor do they purport to project our results of operations or financial condition for any future period or date. The information set forth below should be read together with the other financial information contained in sections entitled "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our consolidated financial statements included elsewhere in this report or in our prior filings of periodic reports.

                                                               ACTUAL
                                                              JUNE 30,    PRO FORMA
                                                                2001     ADJUSTMENTS    PRO FORMA
                                                              --------   -----------    ---------
                                                                        (In thousands)
BALANCE SHEET DATA:
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  8,252    $ 39,373(1)   $ 47,625
  Other current assets......................................   179,331                   179,331
                                                              --------                  --------
     Total current assets...................................   187,583                   226,956
Other assets................................................   309,776       5,500(2)    315,276
                                                              --------                  --------
     Total assets...........................................  $497,359                  $542,232
                                                              ========                  ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities, excluding current maturities of
  long-term debt............................................  $ 74,913         967(3)   $ 75,880
Long-term debt (including current maturities):
  Credit facility with banks................................    93,697     (93,697)(4)        --
  6% convertible subordinated notes due 2004................   107,763      (9,854)(5)    97,909
  5.9% convertible subordinated notes due 2005..............    19,613      (4,000)(6)    15,613
  Senior notes due 2008.....................................        --     150,000(7)    150,000
  Obligations under capital leases..........................     8,151                     8,151
  Notes payable and other...................................     4,529                     4,529
                                                              --------                  --------
     Total long-term debt...................................   233,753                   276,202
Other long-term liabilities.................................     7,596                     7,596
                                                              --------                  --------
     Total liabilities......................................   316,262                   359,678
Shareholders' equity........................................   181,097       1,457(8)    182,554
                                                              --------                  --------
     Total liabilities and shareholders' equity.............  $497,359                  $542,232
                                                              ========                  ========

                                  YEAR ENDED DECEMBER 31, 2000          SIX MONTHS ENDED JUNE 30, 2001
                              ------------------------------------   ------------------------------------
                                          PRO FORMA                              PRO FORMA
                               ACTUAL    ADJUSTMENTS     PRO FORMA    ACTUAL    ADJUSTMENTS     PRO FORMA
                              --------   -----------     ---------   --------   -----------     ---------
                                                            (In thousands)
STATEMENT OF INCOME DATA:
Revenues....................  $865,796                   $865,796    $440,770                   $440,770
Facility and program
  expenses..................   763,576                    763,576     397,920                    397,920
                              --------                   --------    --------                   --------
Facility and program
  contribution..............   102,220          --        102,220      42,850          --         42,850
Operating expenses..........    54,838                     54,838      28,211                     28,211
                              --------                   --------    --------                   --------
Operating income............    47,382          --         47,382      14,639          --         14,639
Interest, net...............    22,559       2,012(9)      24,571       9,804       2,332(9)      12,136
                              --------                   --------    --------                   --------
Income before income
  taxes.....................    24,823      (2,012)        22,811       4,835      (2,332)         2,503
Income tax expense..........    10,647        (802)(10)     9,845       2,103        (930)(10)     1,173
                              --------                   --------    --------                   --------
Income from continuing
  operations................  $ 14,176    $ (1,210)      $ 12,966    $  2,732    $ (1,402)      $  1,330
                              ========    ========       ========    ========    ========       ========
Basic and diluted earnings
  per share.................  $   0.58    $  (0.05)      $   0.53    $   0.11    $  (0.06)      $   0.05
                              ========    ========       ========    ========    ========       ========

---------------

 (1) Cash and cash equivalents -- to reflect adjustments to record the following (in thousands):

To record the proceeds from the issuance of the 10.5% senior notes.....................................................  $150,000
To record the repayment of amounts outstanding under the
  existing credit facility..................................   (93,697)
To record the redemption of a portion of the 5.9%
  convertible subordinated notes............................    (3,080)
To record the redemption of a portion of the 6% convertible
  subordinated notes........................................    (8,350)
To record the payment of transaction fees associated with
  the issuance of the 10.5% senior notes....................    (5,500)
                                                              --------
                                                              $ 39,373
                                                              ========

 (2) To record the deferred financing costs related to the issuance of the senior notes.

 (3) To record the liability for income taxes on the gain on the redemption of the convertible subordinated notes.

 (4) To record the repayment of amounts outstanding under the existing credit facility with banks.

 (5) To record the repayment of a portion of the outstanding 6% convertible subordinated notes due 2004. The pro forma adjustment assumes redemption of the 6% notes at 84.7% of face value.

 (6) To record the repayment of a portion of the outstanding 5.9% convertible subordinated notes due 2004. The pro forma adjustment assumes redemption of the 5.9% notes at 77.0% of face value.

 (7) To record the issuance of the 10.5% senior notes.

 (8) To record the gain on redemption of the convertible subordinated notes of $2,424 (in thousands), net of applicable income taxes of $967 (in thousands).

 (9) Adjustments to reflect the expected increase in interest expense resulting from the issuance of the senior notes at an annual yield equal to 10.5%, amortization of the related senior note issuance costs, the repayment of the indebtedness under the existing credit facility with banks and the redemption of portions of the convertible subordinated notes.

                                                               YEAR ENDED     SIX MONTHS
                                                              DECEMBER 31,       ENDED
                                                                  2000       JUNE 30, 2001
                                                              ------------   -------------
                                                                     (In thousands)
To record interest on senior notes at 10.5%.................    $15,750         $7,875
To record amortization of senior note issuance costs........        786            393
To eliminate interest on the existing credit facility which
  will be repaid............................................    (13,688)        (5,518)
Interest on convertible subordinated notes which will be
  repaid....................................................       (836)          (418)
                                                                -------         ------
                                                                $ 2,012         $2,332
                                                                =======         ======

(10) To record the tax impact of the pro forma adjustments described in note (9) above using a statutory tax rate of 39.88%.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data should be read in conjunction with our historical consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this report or in our prior filings of periodic reports.

     Some of the selected historical consolidated financial data for and as of each of the years ended December 31, 1996, 1997, 1998, 1999 and 2000 set forth below have been derived from our audited consolidated financial statements. Some of the selected historical consolidated financial data for and as of the six months ended June 30, 2001 and 2000 set forth below have been derived from our unaudited condensed consolidated financial statements. In our opinion, the unaudited condensed consolidated financial statements from which the data below is derived contain all adjustments, which consist only of normal recurring adjustments, necessary to present fairly our financial position and results of operations as of the applicable dates and for the applicable periods. Historical results are not necessarily indicative of the results to be expected in the future.

     In June 1999, we completed a merger with PeopleServe, Inc. and in January 1997, we acquired the partnership interests in Premier Rehabilitation Centers. Both transactions were accounted for as poolings-of-interests. Accordingly, our selected historical consolidated financial data has been restated for all periods presented to include the financial condition and results of operations of PeopleServe and Premier. Statistical information included in "Operating Data" for years prior to the mergers has not been restated to reflect the operations of PeopleServe and Premier.

     The selected as adjusted historical consolidated financial data assumes that the offering was effective as of the beginning of the periods presented and assumes an interest rate of 10.5%. The as adjusted amounts may not be indicative of the results that actually would have occurred if the offering had been effective on the dates indicated, nor are they necessarily indicative of future operating results.

                                                                                                            SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                    ----------------------------------------------------   -------------------
                                                      1996       1997       1998       1999       2000       2000       2001
                                                    --------   --------   --------   --------   --------   --------   --------
                                                       (Dollars in thousands, except per share data)           (Unaudited)
STATEMENT OF INCOME DATA:
Revenues..........................................  $315,589   $468,108   $702,914   $824,479   $865,796   $424,238   $440,770
Facility and program expenses.....................   279,568    405,977    604,760    716,469    763,576    371,465    397,920
                                                    --------   --------   --------   --------   --------   --------   --------
Facility and program contribution.................    36,021     62,131     98,154    108,010    102,220     52,773     42,850
Operating expenses:
   Corporate general and administrative...........     9,813     20,061     27,590     27,726     28,111     13,493     15,541
   Depreciation and amortization..................     6,104      9,808     18,561     21,107     22,308     10,993     10,851
   Special charges (1)............................        --         --         --     20,498      4,149      1,997      1,729
   Other (income) expenses........................        (4)        46       (307)        40        270        239         90
                                                    --------   --------   --------   --------   --------   --------   --------
Total operating expenses, net.....................    15,913     29,915     45,844     69,371     54,838     26,722     28,211
                                                    --------   --------   --------   --------   --------   --------   --------
Operating income..................................    20,108     32,216     52,310     38,639     47,382     26,051     14,639
Interest, net.....................................     3,368      5,598     13,894     18,750     22,559     11,005      9,804
                                                    --------   --------   --------   --------   --------   --------   --------
Income from continuing operations before income
 taxes............................................    16,740     26,618     38,416     19,889     24,823     15,046      4,835
Income tax expense................................     5,918     10,987     15,484     10,153     10,647      6,244      2,103
                                                    --------   --------   --------   --------   --------   --------   --------
Income from continuing operations.................    10,822     15,631     22,932      9,736     14,176      8,802      2,732
Gain from sale of unconsolidated affiliate, net of
 tax..............................................        --         --         --        534         --         --         --
Cumulative effect of accounting change, net of
 tax..............................................        --         --         --     (3,932)        --         --         --
                                                    --------   --------   --------   --------   --------   --------   --------
Net income........................................  $ 10,822   $ 15,631   $ 22,932   $  6,338   $ 14,176   $  8,802   $  2,732
                                                    ========   ========   ========   ========   ========   ========   ========
Basic earnings per share:
   From continuing operations.....................  $   0.54   $   0.69   $   0.96   $   0.40   $   0.58   $   0.36   $   0.11
   Net income.....................................      0.54       0.69       0.96       0.26       0.58       0.36       0.11
Diluted earnings per share:
   From continuing operations.....................      0.52       0.68       0.90       0.39       0.58       0.36       0.11
   Net income.....................................      0.52       0.68       0.90       0.25       0.58       0.36       0.11

                                                                                                            SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                       JUNE 30,
                                                    ----------------------------------------------------   -------------------
                                                      1996       1997       1998       1999       2000       2000       2001
                                                    --------   --------   --------   --------   --------   --------   --------
                                                       (Dollars in thousands, except per share data)           (Unaudited)
OTHER STATEMENT OF INCOME DATA:
EBITDAR(2)........................................  $ 33,582   $ 55,374   $ 92,655   $106,043   $ 98,975   $ 51,729   $ 41,547
EBITDAR margin(2).................................     10.6%      11.8%      13.2%      12.9%      11.4%      12.2%       9.4%
EBITDA(2).........................................  $ 26,212   $ 42,024   $ 70,871   $ 80,244   $ 73,839   $ 39,041   $ 27,219
EBITDA margin(2)..................................      8.3%       9.0%      10.1%       9.7%       8.5%       9.2%       6.2%
Depreciation and amortization.....................  $  6,104   $  9,808   $ 18,561   $ 21,107   $ 22,308   $ 10,993   $ 10,851
Facility rent(3)..................................     7,370     13,350     21,784     25,799     25,136     12,688     14,328
Maintenance capital expenditures(4)...............     7,297     10,518     10,734     12,166      9,322      4,202      3,211
OPERATING DATA:
Number of facilities..............................       421        524      1,379      2,350      2,400      2,400      2,400
Disabilities Services Segment:
   Total revenue..................................  $274,025   $405,495   $570,626   $654,553   $680,629   $334,003   $343,475
   Persons served.................................     4,899      6,628     11,952     15,927     16,561     16,820     17,320
   Capacity utilized..............................     97.9%      98.2%      97.4%      97.0%      97.4%      98.0%      97.9%
Youth Services Segment:
   Total revenue..................................  $ 41,564   $ 62,613   $132,288   $169,926   $185,167   $ 90,235   $ 97,295
   Persons served.................................     2,605      5,323      8,395      8,340      9,410      8,448      9,186
   Capacity utilized..............................     97.6%      97.6%      97.9%      82.2%      96.4%      90.7%      93.8%
SELECTED HISTORICAL RATIOS:(2)(5)(6)
Ratio of EBITDAR to interest and facility rent....      3.0x       2.8x       2.5x       2.3x       2.0x       2.1x       1.7x
Ratio of EBITDA to interest expense...............      6.7x       6.4x       4.6x       4.0x       3.1x       3.4x       2.5x
Ratio of total adjusted debt to EBITDAR...........      3.9x       4.8x       4.7x       4.7x       4.8x         --         --
Ratio of total debt to EBITDA.....................      2.7x       3.7x       3.7x       3.6x       3.7x         --         --
Percentage of total debt to total
 capitalization...................................     48.0%      55.7%      62.6%      64.1%      60.5%      64.1%      56.3%
Ratio of earnings to fixed charges................      3.7x       3.5x       2.7x       1.7x       1.8x       2.0x       1.3x
BALANCE SHEET DATA:
Working capital...................................  $ 39,475   $106,001   $ 75,486   $102,141   $122,305   $119,758   $ 95,144
Total assets......................................   190,029    344,301    493,793    523,131    536,106    551,098    497,359
Total debt, including capital leases..............    71,105    156,316    258,762    291,713    272,277    309,053    233,753
Shareholders' equity..............................    77,117    124,325    154,587    163,384    178,123    172,758    181,097
Days sales outstanding............................        58         58         60         62         59         67         64

                                                               YEAR ENDED      SIX MONTHS
                                                              DECEMBER 31,   ENDED JUNE 30,
                                                                  2000            2001
                                                              ------------   --------------
AS ADJUSTED DATA:(6)
As adjusted income from continuing operations...............    $12,966          $1,330
As adjusted diluted earnings per share from continuing
  operations................................................       0.53            0.05
As adjusted ratio of earnings to fixed charges..............       1.7x            1.1x

---------------

(1) Special charges for the year ended December 31, 2000 include the following:
    (1) a charge of $1.8 million ($1.1 million net of tax, or $0.04 per share) related to the write-off of costs associated with the terminated management-led buyout, (2) a charge of $1.7 million ($1.0 million net of tax, or $0.04 per share) related to our 2000 restructuring plan and (3) a charge of $0.6 million for the settlement of a lawsuit. Special charges for the six months ended June 30, 2001 include a charge of approximately $1.6 million ($0.9 million net of tax, or $0.04 per share) for costs associated with the exit from Tennessee. Special charges for the six months ended June 30, 2000 include the charge related to the terminated management-led buyout. Special charges for 1999 include the charge of $20.5 million ($13.7 million net of tax, or $0.55 per share) recorded in connection with the PeopleServe merger.

(2) EBITDA is defined as earnings from continuing operations before depreciation and amortization, net interest expense, income taxes and special charges. EBITDAR is defined as EBITDA before facility rent. EBITDA margin and EBITDAR margin are defined as EBITDA and EBITDAR, respectively, divided by total revenues. EBITDA and EBITDAR are commonly used as analytical indicators within the health care industry, and also serve as measures of leverage capacity and debt service ability. EBITDA and EBITDAR should not be considered as measures of financial performance under accounting principles generally accepted in the United States, and the items excluded from EBITDA and EBITDAR are significant components in understanding and assessing financial performance. EBITDA and EBITDAR should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA and EBITDAR are not measurements determined in accordance with accounting principles generally accepted in the United States and are thus susceptible to varying calculations, EBITDA and EBITDAR as presented may not be comparable to other similarly titled measures of other companies.

(3) Facility rent is defined as land and building lease expense less amortization of any deferred gain on applicable sale and leaseback transactions.

(4) Maintenance capital expenditures represent purchases of fixed assets excluding land, buildings and acquisitions of businesses.

(5) Total adjusted debt is defined as total debt plus annual facility rent times a multiple of eight.

(6) For the purpose of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness and amortization of capitalized debt issuance costs.

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